Exhibit 99.1

NEWS RELEASE

Shoe Pavilion, Inc. Reports Third Quarter 2006 Results

SHERMAN OAKS, Calif. - (BUSINESS WIRE) - Nov. 8, 2006 -- Shoe Pavilion, Inc. (Nasdaq: SHOE) today announced financial results for the third quarter ended September 30, 2006.

Net sales increased 28.0%, or $7.0 million, to $31.8 million from $24.8 million for the third quarter ended October 1, 2005. Comparable store net sales for the third quarter increased 3.7% from the same period in fiscal 2005. Sales from our new stores and relocated stores contributed $8.3 million in the third quarter.

We incurred a net loss of $318,000, or a net loss of $0.03 per diluted share, in the third quarter ended September 30, 2006 compared to net income of $293,000, or $0.04 per diluted share, in the third quarter of 2005.

During the quarter, we opened seven new stores and closed two stores for which the leases had expired, bringing the total number of stores that we operated as of September 30, 2006 to 100 stores.

Bruce Ross, Executive Vice President and Chief Financial Officer, stated, "Our results for the quarter were consistent with the high end of our net loss estimates. As we reported in our preliminary earnings announcement, we experienced soft comparable store and new store sales due to unseasonably warm weather in the states in which we operate, leading to a slow start to sales of fall merchandise. Although we generated top line growth of 28%, our operating margins were reduced due to the increased number of newly opened stores as a percentage of our total store base."

Business Outlook

In the fourth quarter to date, we have opened four stores and closed one store. The newly opened stores are in West Los Angeles, Irvine and Rocklin, California, and Arlington, Texas. The store that we closed was in Tustin, California. We plan to open an additional five stores in the fourth quarter and will end the year with 108 stores.

We anticipate that our comparable store sales will increase between 3% to 5% in the fourth quarter. With nine new stores opening in the fourth quarter we anticipate achieving net sales for the quarter of $38 million to $41 million, an increase of 29% to 39% over net sales in the fourth quarter of 2005. We presently expect that our fourth quarter diluted earnings per share will be in the range of $0.06 to $0.10.

Teleconference

Shoe Pavilion will host a conference call today, November 8, at 2:00 p.m. PT (5:00 p.m. ET) to discuss third quarter financial results. To access the call, please dial 866-200-5830 (domestic) or 212-659-4210 (international) and enter pin code 303889# a few minutes prior to the call to establish your line. A replay of the call will be available through November 15, 2006 and can be accessed approximately one hour after the end of the call by dialing 866-206-0173 (domestic) or 646-216-7204 (international); pin number 191827#.

About Shoe Pavilion

Shoe Pavilion is an independent off-price footwear retailer with locations in seven Western and Southwestern states. We offer a broad selection of women's, men's and children's designer label and name brand footwear, typically at 20% to 60% below department store regular prices for the same shoes. Today, we operate 103 stores located in California, Washington, Oregon, Nevada, Arizona, Texas and New Mexico. More information on Shoe Pavilion can be found by visiting the Company's web site at www.shoepavilion.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, expected financial results for the fourth quarter of 2006 and store opening plans. These statements are expressly made in reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934. Sales and earnings trends are affected by many factors including, among others, world and national political events, including general economic conditions, the effectiveness of our promotion and merchandising strategies, the efficient operation of our supply chain, including the continued support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for subsequent quarters, which have been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

Non-GAAP Financial Measures

During the twenty-six week period ended July 1, 2006, we incurred an after-tax charge of $116,000, or $0.01 per diluted share attributable to the defense and settlement of a lawsuit.

To supplement condensed consolidated financial statements presented in accordance with GAAP, non-GAAP financial measures are used as the settlement and other expenses related to the lawsuit are not expected to reoccur and their exclusion provides a consistent comparison to past results. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on the non-GAAP financial measures, please see the table captioned "Supplemental Financial Data," included at the end of this release.

CONTACT: Shoe Pavilion, Inc.
                Bruce Ross, Chief Financial Officer, 818-907-9975

SOURCE: Shoe Pavilion, Inc.

Shoe Pavilion, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash	$572	$494
Receivables	2,590	1,091
Inventories	67,680	41,097
Deferred income taxes	1,003	1,003
Prepaid expenses	3,497	161
Total current assets	75,342	43,846

Property and equipment, net	11,471	5,948
Deferred income taxes and other assets	2,377	2,411
TOTAL	$89,190	$52,205

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$22,120	$7,481
Accrued expenses	3,810	5,184
Borrowings under credit agreement	14,134	7,803
Current portion of capitalized lease obligations	58	57
Total current liabilities	40,122	20,525

Deferred rent	8,810	5,300
Long-term portion of capitalized lease obligations	168	209
Total liabilities	49,100	26,034

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock- $.001 par value; 1,000,000 shares authorized;
0 (2006) and 3,000 (2005) shares issued and outstanding	-	-
Common stock- $.001 par value; 15,000,000 shares authorized;
9,522,788 (2006) and 6,927,771 (2005) shares issued
and outstanding	9	7
Additional paid-in capital	29,972	16,950
Retained earnings	10,109	9,214
Total stockholders' equity	40,090	26,171
TOTAL	$89,190	$52,205

Shoe Pavilion, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Thirteen weeks ended		Thirty-nine weeks ended

	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005

Net sales	$31,778	$24,820	$90,470	$73,048
Cost of sales and related occupancy expenses	21,749	16,432	60,217	47,821
Gross profit	10,029	8,388	30,253	25,227
Selling, general and administrative expenses	10,376	7,762	28,284	22,539
(Loss) income from operations	(347)	626	1,969	2,688
Interest expense	(187)	(145)	(468)	(381)
Other income	-	1	-	1
(Loss) income before income taxes	(534)	482	1,501	2,308
Income tax benefit (expense)	216	(189)	(606)	(905)
Net (loss) income	$(318)	$293	$895	$1,403

(Loss) earnings per share:
Basic	(0.03)	0.04	0.10	0.21
Diluted	(0.03)	0.04	0.10	0.20

Weighted average shares outstanding:
Basic	9,512	6,807	8,865	6,804
Diluted	9,512	7,079	8,948	7,080

Shoe Pavilion, Inc.
Supplemental Financial Data
(Unaudited)
(In thousands, except per share data)

	Thirty-nine weeks ended

	September 30,	October 1,
	2006	2005

Net income as reported	$895	$1,403

Add:
Expenses related to the defense and settlement of a lawsuit (1)	116	-
Adjusted net income	$1,011	$1,403

Adjusted earnings per share:
Basic	0.11	0.21
Diluted	0.11	0.20

Weighted average shares outstanding:
Basic	8,865	6,804
Diluted	8,948	7,080

(1) Legal fees and settlement of a lawsuit, after income-taxes